EXHIBIT 4(a)
EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
200 Liberty Street, Tower A
One World Financial Center
NEW YORK, NEW YORK  10281
VARIABLE ANNUITY
Flexible Purchase Payment Annuity
with Variable and Guaranteed Accounts
Nonparticipating
Empire Fidelity Investments Life Insurance Company agrees to pay income to the Annuitant starting on the Annuity Date and to provide the other rights and benefits of this Contract.
These agreements are subject to all the provisions of this Contract.
This Contract has been issued in return for the attached application and for the initial Purchase Payment made.
ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 11.)
Signed for the Company at its Home Office, New York, New York.
   \s\ Rodney R. Rohda   \s\ David C. Weinstein
   President    Secretary
RIGHT TO RETURN THE CONTRACT
To be sure you are satisfied with this Contract, you have 30 days after you receive it from the Company to examine it. Within those 30 days you can return the Contract for any reason. If you do, the Contract will be canceled and the Company will pay you the Contract Value as of the date of surrender, plus any deductions made from your Purchase Payments.
PLEASE READ YOUR CONTRACT CAREFULLY
This is a legal contract between you and the Company.
EVA-91100

GUIDE TO CONTRACT PROVISIONS

CONTRACT SCHEDULE PAGE  4
DEFINITIONS 5
GENERAL PROVISIONS 8
 Entire Contract
 Misstatement of Age or Sex
 Reports to Owner
 Proof of Survival
 Protection of Proceeds
 Termination
 Basis of Values
 Nonparticipating
 Determination of Values
PURCHASE PAYMENTS 10
 Purchase Payments
 Net Purchase Payments
 Additional Purchase Payments
 Allocation of Purchase Payments
 Remaining Purchase Payments
CONTRACT VALUE 11
 Contract Value
 Deductions from the Contract Value
THE GUARANTEED ACCOUNT 12
 Guaranteed Account
 Guaranteed Account Contract Value
 Interest on the Guaranteed Account
 Transfers of Contract Value Between the Guaranteed and Variable Accounts THE VARIABLE ACCOUNT 13
 Variable Account
 Subaccounts
 Accumulation Units
 Accumulation Unit Value
 Variable Account Contract Value
 Net Investment Factor
 Charges Against the Subaccounts
 Transfers Among Subaccounts During Accumulation Period
 Valuation Days and Valuation Periods
 Additions, Deletions or Substitutions
 Reserved Rights
EVA-91100 -2-

PROCEEDS 17
 Proceeds on Surrender Prior to Annuity Date
 Proceeds on Death of Owner Prior to the Annuity Date
 Proceeds on Death of Last Surviving Annuitant Prior to Annuity Date Proceeds on Death of Annuitant On or After Annuity Date
 Required Distribution of Proceeds
 Payment of Proceeds
 Interest on Proceeds
 Postponement of Payment of Proceeds
OWNER, BENEFICIARIES AND CONTINGENT ANNUITANT  20
 Owner
 Annuitant's Beneficiary
 Owner's Beneficiary
 Contingent Annuitant
 Change of Owner, Annuitant and Beneficiary
 Assignments
 Designation of Beneficiary
SURRENDER PROVISIONS 22
 Cash Surrender
 Cash Surrender Value
 Partial Withdrawals
 Amounts Exempt from Surrender Charge
 Surrender Charge
 Waiver of Surrender Charge
ANNUITY PROVISIONS 24
 Annuity Income Payments
 Change of Annuity Date
 Election of Annuity Income Option
 Annuity Income Options
 Fixed Annuity
 Variable Annuity
 Annuity Unit Value
 Determination of First Variable Annuity Income Payment
 Variable Annuity Income Payments After the First Payment
 Exchange of Annuity Units
 Adjusted Age
ANNUITY TABLES 28
EVA-91100 -3-

DEFINITIONS
ACCUMULATION PERIOD:
 The period between the date your Contract is issued and the Annuity Date. ACCUMULATION UNITS:
 The measure used to calculate the Variable Account Contract Value during
the Accumulation       Period. P
 Period.
ANNUITANT:
 The person on whose life Annuity Income Payments depend.
ANNUITANT'S BENEFICIARY:
 The person who receives the proceeds in the event of the death of the last surviving Annuitant.
ANNUITY DATE:
 The date on which Annuity Income Payments are to begin. You may change this date as provided in this Contract.
ANNUITY INCOME OPTION:
One of the choices offered by the Company for Annuity Income Payments. The Annuity Income Option is elected by the Owner.
ANNUITY INCOME PAYMENTS:
Payments made to the Annuitant after the Annuity Date under an Annuity Income Option. Annuity Income Payments may be made on a fixed dollar basis, a variable basis, or a combination of both.
ANNUITY PERIOD:
The period starting on the Annuity Date, during which the Annuitant receives Annuity Income Payments from the Contract.
ANNUITY UNITS:
The measure used to calculate the amount of variable Annuity Income Payments during the Annuity Period.
THE COMPANY:
Empire Fidelity Investments Life Insurance Company.
CONTINGENT ANNUITANT:
The person who becomes the Annuitant upon the death or removal of the Annuitant prior to the Annuity Date.
CONTRACT DATE:
The date the Contract becomes effective, from which contract anniversaries, contract years, and contract months are determined. Your Contract Date is shown on the Contract Schedule.
EVA-91100      -5-

CONTRACT VALUE:
The sum of the Guaranteed Account Contract Value and the Variable Account Contract Value.
EXEMPT WITHDRAWAL AMOUNT:
The amount that may be withdrawn from the Contract without paying a surrender charge.
FIXED ANNUITY:
An annuity with fixed Annuity Income Payments which are guaranteed by the Company. The amount of the Annuity Income Payment, once begun, will not change.
GUARANTEED ACCOUNT:
A guaranteed-rate investment option funded through the Company's general account.
OWNER:
The person or persons who have the ownership rights and privileges of the Contract.
OWNER'S BENEFICIARY:
The person who receives the proceeds in the event of the death of the Owner (if no Joint Owner survives) prior to the Annuity Date.
PURCHASE PAYMENTS:
 The amounts you pay for this Contract.
SUBACCOUNTS:
The divisions of the Variable Account. The Subaccounts available on the Contract Date are named on the Contract Schedule.
VALUATION DAY:
Each day the New York Stock Exchange is open for trading and any other day on which the Securities and Exchange Commission requires the Variable Account to be valued.
VALUATION PERIOD:
The time between the close of business on a Valuation Day and the close of business on the next Valuation Day.
VARIABLE ACCOUNT:
 The Empire Fidelity Investments Variable Annuity Account A.
VARIABLE ANNUITY:
An annuity with Annuity Income Payments which vary in amount with the investment experience of elected Subaccounts.
WRITTEN REQUEST:
A request in a form acceptable to the Company, signed and dated by you and delivered to the Company at the Annuity Service Center.
EVA-91100      -6-

YOU, YOUR:
The Owner of this Contract. The Owner may be someone other than the Annuitant. The Owner is shown on the application and may be changed as provided in this Contract.
EVA-91100      -7-

GENERAL PROVISIONS
ENTIRE CONTRACT
This Contract and the application, a copy of which is attached, are the entire contract between you and the Company. No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or Secretary of the Company.
MISSTATEMENT OF AGE OR SEX
If the Annuitant's age or sex has been misstated, payments under this Contract will be adjusted. They will be based on what would have been provided at the correct age and sex. Any underpayments by us will be made up in a single sum, with interest at the rate of 6% per year compounded yearly. Any overpayments by us will be subtracted from the future payments, with interest at the rate of 6% per year compounded yearly. REPORTS TO OWNER
At least once each year during the Accumulation Period, the Company will send you a statement of the Contract Value and the Annual Report of the Separate Account. The Company will also send you any other reports that may be required by the state in which this Contract is delivered.
PROOF OF SURVIVAL
Where any payments under this contract depend on the Annuitant or other recipient being alive on a given date, proof of survival may be required by the Company prior to making the payments.
PROTECTION OF PROCEEDS
Income under this Contract can not be assigned by any beneficiary prior to the time it is due. To the extent allowed by law, income is not subject to the claims of creditors or to legal process.
TERMINATION
This Contract will terminate on the earliest of:
 The death of any Owner prior to the Annuity Date;
 The death of the last surviving Annuitant prior to the Annuity Date;
 The Surrender of the Contract; and
 The final payment under any Annuity Income Option.
BASIS OF VALUES
All values are at least as great as those required by the law of the state in which this Contract is delivered. A statement of the method used to compute the minimum values has been filed with the insurance department of the state in which this Contract is delivered.
NONPARTICIPATING
This Contract does not share in the profits or surplus of the Company.
EVA-91100      -8-

DETERMINATION OF VALUES
The method of determination by the Company of the number and value of Accumulation Units, Annuity Units and other values shall be binding upon any Owner, Annuitant, and beneficiary.
EVA-91100      -9-

PURCHASE PAYMENTS
PURCHASE PAYMENTS
Purchase Payments are the amounts you pay for this Contract.
NET PURCHASE PAYMENTS
A Net Purchase Payment is a Purchase Payment less any premium tax assessed by the jurisdiction in which this Contract is delivered. In addition, the Company reserves the right to deduct a charge reflecting any federal income tax attributable to premium.
ADDITIONAL PURCHASE PAYMENTS
You may make additional Purchase Payments during the Accumulation Period. The minimum additional Purchase Payment is shown on the Contract Schedule. The Company reserves the right to limit the amount of additional Purchase Payments it will accept.
ALLOCATION OF PURCHASE PAYMENTS
You may allocate your Net Purchase Payments to the Guaranteed Account and among one or more of the Subaccounts of the Variable Account. The Company may limit amounts allocated (including transfers) to the Guaranteed Account, but not to less than $50,000 per contract year. The Company may also restrict allocations (including transfers) to the Guaranteed Account for up to twelve months following a withdrawal or transfer from the Guaranteed Account. Net Purchase Payments will be allocated to the Guaranteed Account and to the Subaccounts as you elected on the application unless you elect a different allocation.
REMAINING PURCHASE PAYMENTS
Remaining Purchase Payments are all Purchase Payments made less any amounts withdrawn that were subject to a surrender charge.
EVA-91100      -10-

CONTRACT VALUE
CONTRACT VALUE
The Contract Value at any time is:
The Guaranteed Account Contract Value    PLUS    The Variable Account
Contract Value.
The portion of the Contract Value invested in the Subaccounts of the Variable Account is not guaranteed and will vary with the performance of the elected Subaccounts.
DEDUCTIONS FROM THE CONTRACT VALUE
The Maintenance Charge is deducted from the Contract Value on each Contract anniversary during the Accumulation period. A pro rata portion of the charge will be deducted from the Contract Value when the Contract is surrendered. The Maintenance Charge is not guaranteed and may be changed by the Company. The Maintenance Charge as of the Contract Date and the maximum Maintenance Charge are shown on the Contract Schedule.
Deductions for the Maintenance Charge will be taken from the Guaranteed Account and from the Subaccounts of the Variable Account in the same proportion as the value in each bears to the Contract Value on the date of the deduction.
EVA-91100      -11-

THE GUARANTEED ACCOUNT
GUARANTEED ACCOUNT
The Guaranteed Account is part of the Company's general account. The general account consists of all of our assets other than those in any separate account.
GUARANTEED ACCOUNT CONTRACT VALUE
The Guaranteed Account Contract Value at any time will be:
 The sum of all amounts credited to the Guaranteed Account for this
Contract;
  LESS
 Any amounts deducted for charges, transfers or withdrawals.
INTEREST ON THE GUARANTEED ACCOUNT
The Company will credit interest on the Guaranteed Account Contract Value. Interest will accrue from the date a Purchase Payment is received in good order at the Annuity Service Center or an amount is transferred into the Guaranteed Account. Different interest rates may apply to different amounts in the Guaranteed Account depending on when the amount came into the Guaranteed Account. The interest rate applicable to any particular amount may vary from time to time. However, the interest rate will never be less than the Minimum Guaranteed Account Interest Rate shown on the Contract Schedule.
TRANSFERS OF CONTRACT VALUES BETWEEN THE GUARANTEED AND VARIABLE ACCOUNTS During the Accumulation Period and subject to the rules of the Company, you may transfer values:
Held in one or more of the Subaccounts of the Variable Account into the Guaranteed Account; and
Held in the Guaranteed Account into one or more of the Subaccounts of the Variable Account.
The Company may limit transfers from the Guaranteed Account to one per Contract year. The Company may also limit the amount of the transfer, but the yearly limit will never be less than 15% of the Guaranteed Account Contract Value at the time of the transfer.
Generally, a different set of rules will apply to the transfer of Contract Value from the Guaranteed Account than from the Variable Account. Since transfer rules reflect economic conditions, there could be substantial changes to these rules.
EVA-91100      -12-

THE VARIABLE ACCOUNT
VARIABLE ACCOUNT
The Company established the Empire Fidelity Investments Variable Annuity Account A to support the operation of this Contract. It may also be used with other variable annuity contracts we may offer.
The Company owns the assets in the Variable Account. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account will be credited to or charged against the Account without regard to our other income, gains or losses.
Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business the Company conducts. The Company has the right to transfer to our general account any assets of the Variable Account which are in excess of those reserves and liabilities.
All transactions (e.g., additional payments, withdrawals, and transfers) are executed as of the date the request is received in good order at the Annuity Service Center. All values that depend on the performance of a Subaccount will be determined as of the end of the Valuation Period in which the transaction is executed.
When you request a transfer from a Subaccount which invests in an investment portfolio which is permitted, under Federal Securities regulation, to delay the payment of proceeds to the Subaccount, then the crediting of the amount transferred may be delayed until the subaccount receives the proceeds from the investment portfolio. During this period, the amount transferred will be uninvested.
The Variable Account is registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Variable Account is also subject to the laws of the State of New York.
SUBACCOUNTS
On the Contract Date, the Variable Account consists of the Subaccounts listed on the Contract Schedule. The Company reserves the right to delete any Subaccount of the Variable Account or to add new Subaccounts. The Variable Account may invest in a series type of mutual fund, unit investment trusts and other investment portfolios which the Company determines to be suitable for this Contract. The assets of the Variable Account are valued each Valuation Period.
You will share the income, gains and losses only of the Subaccounts in which the Contract Value for this Contract has been allocated. The values and benefits of this Contract depend on the investment performance of the elected Subaccounts. The Company does not guarantee the investment performance of the Subaccounts. You bear the full investment risk for amounts applied to the elected Subaccounts.
The investment policies of a Subaccount may not be changed without all necessary approvals of the New York State Insurance Department.
EVA-91100      -13-

ACCUMULATION UNITS
The portion of your Contract Value in the Variable Account is measured by Accumulation Units. The Company will credit Net Purchase Payments in the form of Accumulation Units. The number of Accumulation Units to be credited to each Subaccount will be determined by dividing the Net Purchase Payment allocated to that Subaccount by the Accumulation Unit Value of the Subaccount. In the case of the initial Net Purchase Payment, we will credit Accumulation Units on the Contract Date.
The amount of any partial withdrawal or charge deducted from the Variable Account Contract Value will reduce the number of Accumulation Units credited to the Contract in the Subaccounts. A transfer out of a Subaccount will reduce the number of Accumulation Units credited to the Contract in that Subaccount while a transfer into a Subaccount will increase the number of Accumulation Units.
ACCUMULATION UNIT VALUE
The Accumulation Unit Value for each Valuation Period is the Net Investment Factor for that period multiplied by the Accumulation Unit Value for the immediately preceding Valuation Period. The Accumulation Unit Value for a Valuation Period applies to each day in the period. The Accumulation Unit Value may increase or decrease from one Valuation Period to the next. VARIABLE ACCOUNT CONTRACT VALUE
The Variable Account Contract Value at any time will be the sum of the values of all Accumulation Units credited to the Contract.
NET INVESTMENT FACTOR
The Net Investment Factor is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor can be greater or less than one; therefore, the value of a Subaccount Accumulation Unit may increase or decrease.
The Net Investment Factor for each Subaccount for a Valuation Period is determined by adding (a) and (b), subtracting (c) and then dividing the result by (a) where:
(A) is the value of the assets at the end of the preceding Valuation
Period;
(B) is the investment income and capital gains, realized or unrealized, credited at the end of the current Valuation Period;
(C) is the sum of:
(1) the capital losses, realized or unrealized, charged during the current Valuation Period plus any amount charged or set aside for taxes during the current Valuation Period;
 PLUS
(2) the deduction from the Subaccount during the current Valuation Period representing a daily charge equivalent to an annual rate of 1%.
EVA-91100         -14-

CHARGES AGAINST THE SUBACCOUNTS
In determining the values for both the Accumulation and Annuity Units, the Company makes a daily charge equivalent to an effective annual rate of 1% against the assets of each Subaccount.
The earnings of the Variable Account are taxed as part of the operations of the Company. At the present time, the Company does not expect to incur taxes on the earnings of any Subaccount to the extent that earnings are credited under the Contract. If the Company incurs taxes due to the operation of the Variable Account, it may make charges for such taxes against the Subaccounts.
As of the Contract Date, the Variable Account was operated as a unit investment trust and investment and management expenses are reflected in the value of the assets of the Subaccounts. However, if the Variable Account is ever operated other than as a unit investment trust, investment and management expenses may be deducted from the Variable Account. TRANSFERS AMONG SUBACCOUNTS DURING ACCUMULATION PERIOD
You may transfer amounts among the Subaccounts by Written Request. The minimum dollar amount you may transfer is $250 per Subaccount or, if less, the entire amount in a Subaccount. The Company reserves the right to limit transfers among Subaccounts, but not to fewer than six transfers per contract year. The Company reserves the right to charge no more than $15.00 for each transfer in excess of six per contract year.
VALUATION DAYS AND VALUATION PERIODS
A Valuation Day is:
(A) Each day the New York Stock Exchange is open for trading: and
(B) Any other day on which the Securities and Exchange Commission requires the Variable Account to be valued.
A Valuation Period is the interval of time beginning at the close of business on each Valuation Day and ending at the close of business on the next Valuation Day.
ADDITIONS, DELETIONS OR SUBSTITUTIONS
The Company reserves the right to make additions to, deletions from or substitutions for any of the investment portfolios in which the Subaccounts invest. Such an addition, deletion or substitution would be subject to all necessary approvals required by Federal or state law.
RESERVED RIGHTS
The Company reserves the right to:
(A) Combine the Variable Account with other variable accounts.
(B) Deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required.
EVA-91100         -15-

(C) Operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form allowed by law.
(D) Make changes required by any change in the Investment Company Act of 1940 or other applicable federal or state law.
EVA-91100         -16-

PROCEEDS
PROCEEDS ON SURRENDER PRIOR TO ANNUITY DATE
If you surrender this Contract prior to the Annuity Date, the proceeds will be the Cash Surrender Value.
PROCEEDS ON DEATH OF OWNER PRIOR TO ANNUITY DATE
If any Owner dies before the Annuity Date, the proceeds are the Contract Value on the date proof of death is received by the Company. The proceeds are payable to the Joint Owner, if living on the date proof of death is received; otherwise, to the Owner's Beneficiary. If no Owner's Beneficiary is living on the date proof of death is received, the proceeds will be paid to the estate of the Owner.
PROCEEDS ON DEATH OF LAST SURVIVING ANNUITANT PRIOR TO ANNUITY DATE
If the last surviving Annuitant dies prior to the Annuity Date, the proceeds will be the Death Benefit. The Death Benefit is payable to the Annuitant's Beneficiary, if living on the date proof of death is received; otherwise, the Death Benefit will be paid to the Owner.
If the death of the last surviving Annuitant occurs prior to the Annuity Date and on or before his or her 70th birthday, the Death Benefit will be the greater of:
(A) the Purchase Payments paid, adjusted for any partial withdrawals and any applicable taxes; and
(B) the Contract Value on the date that proof of death is received by the
Company.
If the death of the last surviving Annuitant occurs prior to the Annuity Date and after his or her 70th birthday, the Death Benefit will be the Contract Value on the date that proof of death is received by the Company. PROCEEDS ON DEATH OF ANNUITANT ON OR AFTER ANNUITY DATE
If the Annuitant dies on or after the Annuity Date, the proceeds will be any remaining Annuity Income Payments due under the Annuity Income Option selected.
REQUIRED DISTRIBUTION OF PROCEEDS
To the extent this Contract conflicts with any applicable provision of the Internal Revenue Code with respect to distributions on death, this Contract shall be considered amended to conform to the Code.
The proceeds must be distributed within five years after the date of death of any Owner (including any Joint Owner) prior to the Annuity Date unless:
(A) The proceeds are payable over the lifetime (or over a period not extending beyond the life expectancy) of the recipient of the proceeds with distributions beginning within one year of the date of death; or
EVA-91100         -17-

(B) Your spouse is the recipient of the proceeds, in which case your spouse may elect to continue this Contract and become the Owner.
For purposes of the distribution rules, if the Owner of the Contract is a corporation or other non-individual, the Annuitant shall be treated as the Owner of the Contract.
If the Owner dies on or after the Annuity Date, any proceeds must be distributed as rapidly as under the Annuity Income Option being used as of the date of death.
PAYMENT OF PROCEEDS
If at the time of death of any Owner prior to the Annuity Date, that Owner is also the last surviving Annuitant, proceeds will be paid as if the last surviving Annuitant had died.
Before payment of any proceeds, the Company will determine what proof is needed as to:
(A) The time of death of any Owner or Annuitant; and
(B) The identity, age or other facts about any person designated to receive the proceeds.
The payment of proceeds on the basis of such proof shall satisfy all liability of the Company for the payment of proceeds under this Contract. Proceeds will be paid as a single sum unless applied to an Annuity Income Option. It is currently the Company's practice to deduct any applicable tax at the time proceeds become payable; however, the Company reserves the right to deduct the tax when due. The Company may require that you return this Contract before the proceeds are paid. Any proceeds will be paid in accordance with the applicable law governing such payments.
INTEREST ON PROCEEDS
If the proceeds are not paid within 10 days after they become payable, we will pay interest on the unpaid proceeds. Interest will accrue from the date the proceeds are payable to the date of payment at a rate of 3.5% per year compounded annually or, if greater, at the rate required by law. POSTPONEMENT OF PAYMENT OF PROCEEDS
The Company will usually pay proceeds payable on surrender or partial withdrawal within seven days after it receives your Written Request. The Company will usually pay proceeds payable as a result of the death of any Owner or the last surviving Annuitant within seven days after it receives proof of death. However, any payment involving a determination of the Variable Account Contract Value may be postponed whenever:
(A) The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading is restricted as determined by the Securities and Exchange Commission; or
(B) The Securities and Exchange Commission by order permits postponement for the protection of contract owners; or
EVA-91100         -18-

(C) A state of emergency exists, as determined by the Securities and Exchange Commission, which would make valuation of the net assets of the Variable Account impracticable.
The Company can postpone the date of any surrender or partial withdrawal payment from the Guaranteed Account for not more than six months. If payment is postponed for more than 10 days, it will be credited with interest from the date of surrender or partial withdrawal. The rate of interest will not be less than 3.5% per year or, if greater, the rate required by law.
EVA-91100         -19-

OWNER, BENEFICIARIES AND CONTINGENT ANNUITANT
OWNER
The Owner of the Contract is named on the application unless later changed. The new Owner will succeed to all rights of ownership, including the right to make a further change of owner. Joint Owners own the Contract as joint tenants. On the Annuity Date the Annuitant becomes the Owner and all rights of ownership pass to the Annuitant.
ANNUITANT'S BENEFICIARY
The Annuitant's Beneficiary is named on the application unless later changed. The Death Benefit will be paid to the Annuitant's Beneficiary upon the the death of the last surviving Annuitant prior to the Annuity Date. If no Annuitant's Beneficiary survives, the Death Benefit will be paid to the Owner or to the Owner's estate.
OWNER'S BENEFICIARY
The Owner's Beneficiary is named on the application unless later changed. The Contract Value will be paid to the Joint Owner, if any, otherwise to the Owner's Beneficiary upon the death of any Owner prior to the Annuity Date. If no Owner's Beneficiary survives, the Contract Value will be paid to the Owner's estate.
If at the time of death of any Owner prior to the Annuity Date, that Owner is also the last surviving Annuitant, proceeds will be paid to the Annuitant's Beneficiary.
CONTINGENT ANNUITANT
Once prior to the Annuity Date, the Owner may name a Contingent Annuitant. If a Contingent Annuitant has been named, the Owner may remove either the Annuitant or Contingent Annuitant. If the Contingent Annuitant dies or is removed, another Contingent Annuitant can not be named. Upon the death (if the Annuitant is not an Owner) or removal of the Annuitant prior to the Annuity Date, the Contingent Annuitant, if any, becomes the Annuitant. When a Contingent Annuitant becomes the Annuitant, the Company will change the Annuity Date to the later of the first day of the month immediately following the latest of three following dates: (a) the Annuitant's 85th birthday, (b) the fifth contract anniversary, and (c) the date the Contingent Annuitant becomes the Annuitant.
The Contingent Annuitant feature will not be applicable if the Contract is owned by a corporation or other non-natural person.
CHANGE OF OWNER, ANNUITANT AND BENEFICIARY
You may change any Owner, Annuitant or beneficiary by a Written Request. The change will be subject to all payments made and actions taken by the Company under the Contract before the Written Request is received by the Company.
EVA-91100         -20-

ASSIGNMENTS
An absolute assignment of the Contract by the Owner is a change of owner and beneficiary to the assignee. A collateral assignment of the Contract by the Owner is not a change of owner or beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at the Annuity Service Center. The Company will not be responsible for determining whether or not an assignment is valid.
DESIGNATION OF BENEFICIARY
A numbered sequence can be used to name contingent beneficiaries. Multiple beneficiaries will receive equal shares unless otherwise stated. In naming beneficiaries, unless otherwise stated:
"Child" includes an adopted or posthumous child;
"Provision for issue" means that if a beneficiary does not survive the Owner or Annuitant, the share of that beneficiary will be taken by his or her living issue by right of representation; and
A family relation such as "wife", "husband", or "child" means the relationship to the:
 Owner, for an Owner's Beneficiary; and
 Annuitant, for an Annuitant's Beneficiary.
At the time for payment of any proceeds, the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.
EVA-91100         -21-

SURRENDER PROVISIONS
CASH SURRENDER
You may surrender this Contract for the Cash Surrender Value at any time prior to the Annuity Date by Written Request. The Cash Surrender Value will be paid in a single sum unless applied to an Annuity Income Option. CASH SURRENDER VALUE
The Cash Surrender Value is the Contract Value on the date the Company receives your request for surrender, less any surrender charge, less any pro-rata Maintenance Charge and less any applicable charges for taxes. PARTIAL WITHDRAWALS
You may withdraw part of the Cash Surrender Value at any time during the Accumulation Period by Written Request. The request for a partial withdrawal will be effective as of the date the Written Request is received by the Company. The partial withdrawal may not be less than $500.
On the date of withdrawal, the amount withdrawn plus any surrender charge will be subtracted from the Death Benefit and the Contract Value.
The Company will deduct the amount withdrawn plus any surrender charge from the Variable Account. If the total amount exceeds your Variable Account Contract Value, the excess will be deducted from the Guaranteed Account. Unless you request otherwise, the amount deducted from the Variable Account will be allocated to the Subaccounts of the Variable Account in the same proportion as the value in each bears to the Variable Account Contract Value on the date of the partial withdrawal.
The maximum withdrawal allowed will be an amount that, along with the appropriate surrender charges, will not reduce the Contract Value to less than $2,500.
AMOUNTS EXEMPT FROM SURRENDER CHARGE
During each of the first five contract years, you may withdraw up to the Exempt Withdrawal Amount without incurring a surrender charge. The Exempt Withdrawal Amount equals:
(A) 10% of Remaining Purchase Payments;
 LESS
(B) Any amounts previously withdrawn during the contract year that were not subject to a surrender charge.
SURRENDER CHARGE
After the fifth contract year there will never be a surrender charge. In each of the first five contract years, a surrender or partial withdrawal in excess of the Exempt Withdrawal Amount will incur a surrender charge. The amount of the surrender charge deducted from the Contract Value will equal:
EVA-91100         -22-

(A) The applicable surrender charge percentage:
  MULTIPLIED BY
(B) The lesser of the:
  (1) Amount surrendered or withdrawn in excess of the Exempt Withdrawal
Amount;
  and
  (2) Remaining Purchase Payments.
The surrender charge percentages are shown in the Table of Surrender Charge Percentages on the Contract Schedule.
There will be no surrender charge on the Annuity Date when the Contract Value is applied to an Annuity Income Option.
WAIVER OF SURRENDER CHARGE
The Company will notify you of the occurrence of any of the following events:
(A) The renewal interest rate on any portion of the Contract Value allocated to the Guaranteed Account decreases by more than 1% from the expiring interest rate.
(B) The Maintenance Charge is increased above the amount stated in the Contract Schedule.
(C) The Company, as a result of a change in practice, imposes the Maintenance Charge if that charge had been waived for this Contract.
The Company will allow you to surrender this Contract without imposition of the surrender charge for thirty days after notification is mailed to the Owner.
EVA-91100         -23-

ANNUITY PROVISIONS
ANNUITY INCOME PAYMENTS
On the Annuity Date the Contract Value, less any applicable taxes, will be
applied to make Annuity Income Payments.   All Annuity Income Payments will
be determined as of the first business day of a month. The first payment will be determined as of the Annuity Date. This date is shown on the Contract Schedule unless later changed. Before payments begin we may require proof of the Annuitant's age and sex. We may offer Annuity Income Options other than those described in this contract. If you select one of these options, we may require that you exchange this Contract for a supplemental contract.
Annuity Income Payments under the Annuity Income Options will be based on the sex and adjusted age of the Annuitant on the Annuity Date. The Annuity Income Payment will be the greater of:
(A) The payment based on the rates shown in the Annuity Table for the Annuity Income Option chosen; and
(B) The payment based on the annuity rates in effect on the Annuity Date for the same class of annuitants with the same Annuity Income Option.
In lieu of providing Annuity Income Payments, the company may make a single sum payment of the Contract Value if the Contract Value would provide less than $20.00 of monthly income.
CHANGE OF ANNUITY DATE
You may change the Annuity Date shown for this Contract by Written Request. The Annuity Date must be the first day of a month. Any change must be received by the Company at least 30 days prior to the Annuity Date being changed. However, the Annuity Date may not be later than the first day of the month immediately following the Annuitant's 85th birthday or, if later, the fifth contract anniversary. The new date you select must be at least 30 days after the Company receives your Written Request.
ELECTION OF ANNUITY INCOME OPTION
By Written Request to the Company at least 30 days before the Annuity Date, you may elect an Annuity Income Option and whether Annuity Income Payments are to be paid on a fixed dollar basis, a variable basis, or a combination of both. The Annuity Income Option may not be changed during the Annuity Period.
The Company may require that Annuity Income Payments be made on a fixed dollar basis if the amount to be applied to a variable basis would provide an initial monthly income of less than $50.00.
EVA-91100         -24-

If the Company has not received your Written Request at least 30 days before the Annuity Date:
(A) Annuity Income Payments will be made according to Option 3 with Annuity Income Payments guaranteed for ten years.
(B) The Guaranteed Account Contract Value less any applicable taxes will be applied to purchase a Fixed Annuity, and the Variable Account Contract Value less any applicable taxes will be applied to purchase a Variable Annuity.
ANNUITY INCOME OPTIONS
Subject to the terms of this Contract, Annuity Income Payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You may choose Annuity Income Payments according to one of the options below or another option agreed to by the Company.
OPTION 1:  LIFE ANNUITY
Annuity Income Payments will be made during the lifetime of the Annuitant. No income will be paid after the Annuitant dies.
OPTION 2:  JOINT AND SURVIVOR ANNUITY
Annuity Income Payments will be made during the lifetime of the Annuitant and a designated second person.
OPTION 3:  ANNUITY FOR A GUARANTEED PERIOD AND LIFE THEREAFTER
Annuity Income Payments will be made for a guaranteed period as elected.
If the Annuitant lives beyond the guaranteed period, the Annuity Income Payments will continue until the Annuitant's death.
If the Annuitant dies before the end of the guaranteed period, Annuity Income Payments will be continued to the Annuitant's Beneficiary until the end of the guaranteed period. If no Annuitant's Beneficiary is living on the date proof of death is received, any remaining unpaid guaranteed Annuity Income Payments will be paid to the Annuitant's estate.
The Annuitant's Beneficiary may elect to have the remaining unpaid guaranteed Annuity Income Payments paid in a single sum. If the Annuitant's Beneficiary dies before the remaining guaranteed Annuity Income Payments have been paid, the remaining unpaid guaranteed Annuity Income Payments will be paid in a single sum to the estate of the Annuitant's Beneficiary. The remaining guaranteed Annuity Income Payments will be discounted to reflect the interest rate used to determine the payments.
EVA-91100         -25-

FIXED ANNUITY
A Fixed Annuity is an annuity with income that is guaranteed by the Company as to dollar amount. The income is determined by applying the portion of the Contract Value (less any applicable taxes) that you allocate to providing fixed payments to the appropriate Annuity Table for the Option chosen. Annuity Income Payments under a Fixed Annuity will not vary. VARIABLE ANNUITY
A Variable Annuity is an annuity with income which:
(A) Is not guaranteed as to dollar amount;  and
(B) Varies in amount with the investment experience of the elected
Subaccounts.
ANNUITY UNIT VALUE
The Annuity Unit Value for each Subaccount for any Valuation Period is equal to (a) multiplied by (b) multiplied by (c) where:
(A) Is the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated;
(B) Is the Annuity Unit Value for the preceding Valuation Period; and
(C) Is the investment result adjustment factor (.99990575 per day) which recognizes an annual interest rate of 3.5% used in determining the variable annuity income amount. A different investment result adjustment factor will be used with different assumed interest rates.
DETERMINATION OF FIRST VARIABLE ANNUITY INCOME PAYMENT
The portion of the Contract Value (less any applicable taxes) that you allocate to providing variable payments, will be applied to the appropriate Annuity Table. This will be done for the Valuation Period in which the Annuity Date occurs and in accordance with the Annuity Income Option chosen. The minimum amount payable for the first payment for each $1,000 so applied is shown in the Annuity Table for the Option chosen based on an assumed interest rate of 3.5%. The Company may make available variable Annuity Income Payments based on other assumed interest rates.
VARIABLE ANNUITY INCOME PAYMENTS AFTER THE FIRST PAYMENT
Variable Annuity Income Payments after the first vary in amount. The amount changes with the investment performance of the elected Subaccounts. The dollar amount of variable Annuity Income Payments after the first is not fixed. It may change from payment to payment. The dollar amount of such payments is determined as follows:
EVA-91100         -26-

(A) The dollar amount of the first Annuity Income Payment is divided by the Annuity Unit Value as of the Valuation Period in which the Annuity Date occurs. This result establishes the fixed number of Annuity Units for each Annuity Income Payment after the first. This number of Annuity Units remains fixed during the Annuity Period, except for the effect of any exchange of Annuity Units.
(B) The fixed number of Annuity Units is multiplied by the Annuity Unit Value as of the Valuation Period in which the payment is due. This result establishes the dollar amount of the payment.
The dollar amount of each Annuity Income Payment after the first will not be affected by variations in expenses or mortality experience.
EXCHANGE OF ANNUITY UNITS
Annuity Units of any Subaccount may be exchanged for Annuity Units of any other Subaccount by Written Request. The exchange will affect Annuity Income Payments determined after that valuation period. The exchange will be based on the relative value of the Subaccount Annuity Units. The value of the Annuity Units being exchanged must provide at least a $50.00 annuity income payment at the time of the exchange, unless all of the Annuity Units of a Subaccount are being exchanged. Once Annuity Income Payments start, no exchanges may be made to or from any Fixed Annuity. The Company reserves the right to limit exchanges to six per contract year.
ADJUSTED AGE
Annuity Income Payments are based on the adjusted age of the Annuitant as of the Annuity Date. The joint and survivor annuity income rates are based on the adjusted ages of both the Annuitant and the designated second person as of the Annuity Date. The adjusted age is:
(a) The age on the Annuity Date;
 LESS
(b) The age adjustment shown below which is based on the calendar year in which the Annuity Date occurs.
Calendar
Years   1990-99 2000-09 2010-19 2020-29 2030-39 After 2039
Age adjustment 0      1    2      3          4    5
EVA-91100            -27-

 ANNUITY TABLES
DOLLAR AMOUNT OF THE ANNUITY INCOME WHICH IS PURCHASED WITH
EACH $1,000 OF PROCEEDS APPLIED
GUARANTEED MONTHLY INCOME
    OPTION 1           OPTION 3
    Life Annuity      Life Annuity      Life Annuity
ADJUSTED         10 Years Guaranteed   20 Years Guaranteed
AGE   MALE FEMALE   MALE  FEMALE   MALE  FEMALE
 60     5.21    4.69    5.10  4.64     4.77    4.48
 61      5.33    4.79    5.20  4.73    4.83    4.55
 62    5.47    4.89    5.32  4.82    4.90    4.62
 63    5.61    5.00    5.44  4.92    4.96    4.69
 64    5.76    5.11    5.57  5.03    5.03    4.76
 65    5.93    5.24    5.70  5.14    5.09    4.83
 66    6.10    5.37    5.84  5.26    5.16    4.90
 67    6.29    5.52    5.98  5.38    5.22    4.97
 68    6.50    5.67    6.13  5.52    5.27    5.05
 69    6.71    5.84    6.29  5.66    5.33    5.12
 70    6.95    6.02    6.45  5.81    5.38    5.19
 71    7.19    6.22    6.62  5.96    5.43    5.25
 72    7.46    6.43    6.79  6.13    5.48   5.32
 73    7.74    6.66    6.97  6.30    5.52   5.38
 74    8.05    6.92    7.14  6.49    5.56   5.43
 75    8.38    7.19    7.33  6.68    5.59   5.49
 76    8.73    7.49    7.51  6.87    5.62   5.53
 77    9.11    7.81    7.69  7.07    5.65   5.57
 78    9.52    8.16    7.87  7.28    5.67   5.61
 79    9.96    8.54    8.05  7.49    5.69   5.64
 80   10.42   8.96    8.22  7.70    5.71   5.67
 81   10.93   9.41    8.39  7.90    5.72   5.69
 82   11.47   9.90    8.55  8.11    5.73   5.71
 83   12.04   0.43    8.70  8.30    5.74   5.73
 84   12.65 11.01    8.85  8.49    5.75   5.74
 85   13.30 11.64    8.98  8.67    5.75   5.74
JOINT AND SURVIVOR ANNUITY
  OPTION 2
Male Adjusted        Female Adjusted Age
 Age    60      65     70     75     80     85
 60    4.27   4.48  4.68   4.86   4.99    5.08
 65    4.39   4.68  4.98   5.26   5.50    5.68
 70    4.49   4.85  5.26   5.70   6.10    6.43
 75    4.57   4.99  5.51   6.12   6.75    7.32
 80    4.62   5.09  5.70   6.48   7.38    8.29
 85    4.65   5.15  5.83   6.75   7.92    9.24
Basis = Modification of 1983a Individual Annuitant Mortality at 3.5% annual interest, using age nearest birthday.
The amount of annuity income for any age or combination of ages not shown in the Annuity Tables, or for any other annuity option agreed to by us, will be furnished on request.
EVA-91101           -28-

 ANNUITY TABLES
DOLLAR AMOUNT OF THE ANNUITY INCOME WHICH IS PURCHASED WITH
EACH $1,000 OF PROCEEDS APPLIED
GUARANTEED MONTHLY INCOME
     OPTION 1          OPTION 3
ADJUSTED          10 Years Guaranteed  20 Years Guaranteed
AGE    Life Annuity      Life Annuity      Life Annuity
 60       4.69       4.64      4.48
 61      4.79       4.73      4.55
 62      4.89       4.82      4.62
 63      5.00       4.92      4.69
 64       5.11       5.03      4.76
 65      5.24       5.14      4.83
 66       5.37       5.26      4.90
 67       5.52       5.38      4.97
 68       5.67       5.52      5.05
 69       5.84       5.66      5.12
 70      6.02       5.81      5.19
 71      6.22       5.96      5.25
 72      6.43       6.13      5.32
 73       6.66       6.30      5.38
 74       6.92       6.49      5.43
 75      7.19       6.68      5.49
 76      7.49       6.87      5.53
 77       7.81       7.07      5.57
 78       8.16       7.28      5.61
 79       8.54       7.49      5.64
 80       8.96       7.70      5.67
 81       9.41       7.90      5.69
 82      9.90       8.11      5.71
 83     10.43       8.30      5.73
 84     11.01       8.49      5.74
 85     11.64       8.67      5.74
JOINT AND SURVIVOR ANNUITY
OPTION 2
  Adjusted Age       Adjusted Age Second Annuitant
First Annuitant  60   65   70   75   80    85
  60    4.15  4.30  4.42  4.52  4.59  4.63
  65    4.30  4.52  4.73  4.90  5.04  5.13
  70    4.42  4.73  5.05  5.35  5.60  5.78
  75    4.52  4.90  5.35  5.83  6.28  6.64
  80    4.59  5.04  5.60  6.28  7.00  7.68
  85    4.63  5.13  5.78  6.64  7.68  8.78
Basis = Modification of 1983a Individual Annuitant Mortality at 3.5% annual interest, using age nearest birthday.
The amount of annuity income for any age or combination of ages not shown in the Annuity Tables, or for any other annuity option agreed to by us, will be furnished on request.
EVA-91-unisex           -28-

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
NEW YORK, NEW YORK
VARIABLE ANNUITY
FLEXIBLE PURCHASE PAYMENT ANNUITY
WITH VARIABLE AND GUARANTEED ACCOUNTS
NONPARTICIPATING
ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 11.)
EVA-91100

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
ENDORSEMENT
As of the Date of Issue of this Contract all references to sex are deleted. All values and benefits are determined without regard to gender.
 Secretary            President
EVA-91-unisex
EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
ENDORSEMENT: INDIVIDUAL RETIREMENT ANNUITY
This Endorsement is a part of the Contract. The effective date of this Endorsement is the Contract Date shown on the Contract Schedule.
This Contract is issued on a tax qualified basis under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code"), so the following provisions apply and replace any contrary Contract provisions:
(1) The Owner of the Contract must also be the Annuitant. A Contingent Annuitant cannot be designated. The Contract is not transferable (other than a transfer incident to a divorce decree in accordance with Section 408(d)(6) of the Code) and is established for the exclusive benefit of the Owner and his or her designated beneficiary.
(2) Any premium for this Contract must be a rollover contribution, as permitted by Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8), or
408(d)(3) of the Code. No other premium may be paid. Premiums will not be refunded except that within 30 days of the date of the receipt of the Contract, the application may be revoked and the Company will pay you the Contract Value as of the date it receives your Contract, plus any deductions made from your Purchase Payment.
(3) The Owner's entire interest in the Contract is nonforfeitable, subject to the surrender charges specified in the Contract.
(4) In order to satisfy the minimum distribution requirements of Code
Section 408(b)(3), the Owner's interest in the Contract must be paid in a single sum or distributed in equal or substantially equal payments at least annually over: the life of the Owner or the lives of the Owner and a second person designated by the Owner; or a period not to extend beyond the life expectancy of the Owner or the joint and last survivor expectancy of the Owner and a designated second person. If the designated second person is not the Owner's spouse, payments will comply with the minimum distribution incidental benefit requirements applicable to IRAs. This will require a specified percentage of the distributions be distributed to the Owner depending on the age of the Owner and the designated second person. The Owner may elect:
(A) that the Company pay the Cash Surrender Value;
(B)  that the Contract Value be applied to an Annuity Income Option that
complies with     Code Section 408(b)(3); or
EVA-91200
(C) to take a series of partial withdrawals from the Contract that, together with distributions from other IRA's, comply with Code Section 408(b)(3). Such withdrawals will be subject to the terms described in the contract to which this endorsement applies. Withdrawals cannot be taken after the Annuity Date. The latest permissible Annuity Date is described in the Contract.
(5) Unless the Owner elects otherwise by Written Request, the Annuity Date will be April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2 (the "Required Beginning Date.")
(6) If this Contract is the Owner's only IRA, the Owner must begin taking distributions from the Contract no later than the Required Beginning Date.
(7) If this Contract is not the Owner's only IRA, the Owner may satisfy the minimum distribution requirements by taking a series of partial withdrawals from this Contract or from any other IRAs he or she owns beginning no later than the Required Beginning Date.
(8) By Written Request to the Company at least 30 days prior to the Annuity Date, the Owner may elect an Annuity Income Option or other disposition of any amount to be paid under the contract. Unless the Owner elects otherwise by Written Request, payments will be made according to Annuity Income Option 3 of the Contract with Annuity Income Payments guaranteed for ten years.
(9) In the event of the Owner's death, the entire interest in this Contract must be distributed in accordance with Code Section 408(b)(3), and the Contract's provisions relating to the death of the Owner are changed to the extent necessary to conform with the Code as follows:
 (A) If the Owner dies after the Required Beginning Date, the remaining portion of his or her interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.
 (B) If the Owner dies before the Required Beginning Date, the Owner's entire interest will be distributed in accordance with one of the following four provisions:
   (1) The Owner's entire interest will be paid in full before December 31 of the calendar year containing the fifth anniversary of the date of the Owner's death.
EVA-91200
  (2) If the Owner's interest is payable to a designated Beneficiary of the Owner and the designated Beneficiary has not elected (1) above, then the entire interest will be distributed in substantially equal installments at least annually over the life or a period not to extend beyond the life expectancy of the designated Beneficiary commencing no later than December 31 of the year following the date of the Owner's death. The designated Beneficiary may, at any time prior to the commencement of distribution, elect to accelerate the payments, that is, increase the frequency or amount of the payments.
  (3) If the designated Beneficiary of the Owner is the Owner's surviving spouse, distributions are not required to begin until December 31 of the later of: (i) the calendar year following the date of death of the Owner or (ii) the calendar year in which the deceased Owner would have attained age 70 1/2. The surviving spouse may, at any time prior to the commencement of distribution, elect to accelerate the payments, that is, increase the frequency or amount of the payments.
  (4) If the designated Beneficiary of the Owner is the Owner's surviving spouse, the spouse may treat the Contract as his or her own individual retirement annuity (IRA).
For purposes of this requirement, any amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.
(10) For purposes of any distribution rule, life expectancies will be calculated by use of the return multiples specified in Section 1.72-9 of the Treasury Regulations.
(11) This Contract cannot be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose (other than a transfer incident to a divorce decree in accordance with Section 408(d)(6) of the Code).
(12) The Company reserves the right to amend this Endorsement in any aspect at any time so that it may conform to the applicable provisions of the Code as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals.
Signed for the Company at its Home Office, New York, New York.
   President                       Secretary
EVA-91200
ANNUITY SERVICE CENTER
P.O. BOX 3767, NEW YORK, NEW YORK     10277-0433
CONTRACT SCHEDULE
    CONTRACT NUMBER      EF0000000
    CONTRACT DATE       APRIL 1, 1991
    ANNUITY DATE       APRIL 1, 2041
    ANNUITANT         PETER MINUIT
    ISSUE AGE/SEX       35/MALE
    CONTINGENT ANNUITANT    PAULA MINUIT
    INITIAL PURCHASE PAYMENT   $5,000
VARIABLE ACCOUNT SUBACCOUNTS
    MONEY MARKET       EQUITY-INCOME
    HIGH INCOME        GROWTH
    ASSET MANAGER       OVERSEAS
    INVESTMENT GRADE BOND    INDEX 500
MINIMUM GUARANTEED ACCOUNT INTEREST RATE:  3.5% per year
                  compounded annually
MINIMUM ADDITIONAL PURCHASE PAYMENT:  $250
DEDUCTIONS FROM THE CONTRACT VALUE:
MAINTENANCE CHARGE: $30 per year on the Contract Date not to exceed $50 per year.
TABLE OF SURRENDER CHARGES
  CONTRACT           PERCENTAGE OF
   YEAR            PURCHASE PAYMENTS
    1              5%
    2              4%
    3              3%
    4              2%
    5              1%
    THEREAFTER          0%
If you choose to receive income from your Annuity based upon an assumed interest rate of 3.5%, the smallest annual rate of investment return which a Subaccount would have to earn to prevent a decrease in the dollar amount of income payments from that Subaccount is 4.55%.
EVA-91100          -4-